Exhibit 99

NEWS RELEASE

5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Wednesday, November 4, 2009
NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2009 RESULTS
     Cleveland, Ohio, November 4, 2009 – NACCO Industries, Inc. (NYSE: NC) today announced a consolidated net loss for the third quarter of 2009 of $3.9 million, or $0.47 per share, on revenues of $532.6 million compared with a consolidated net loss for the third quarter of 2008 of $17.3 million, or $2.09 per share, on revenues of $917.8 million.
     NACCO’s third quarter 2008 results were negatively affected by the recognition of a non-cash tax charge of $14.5 million against the accumulated deferred tax assets at NACCO Materials Handling Group’s (“NMHG”) Australian operations and for certain U.S. state taxing jurisdictions.
     NACCO’s consolidated revenues for the third quarter of 2009 were lower than the prior year primarily as a result of lower volumes at NMHG due to a significant drop in global forklift truck market demand.
NACCO and Subsidiaries Consolidated Third Quarter Highlights
     Key perspectives on NACCO’s third quarter results are as follows:
•	NMHG’s net loss was $22.4 million in 2009, compared with a net loss of $20.1 million in 2008. In early October 2009, NMHG announced a manufacturing restructuring program and additional reduction-in-force programs that resulted in a restructuring charge of $6.9 million both before and after tax. The third-quarter 2008 net loss included a restructuring charge of $1.7 million, or $1.2 million net of taxes of $0.5 million, and additional related costs of $0.9 million, or $0.6 million net of taxes of $0.3 million. Excluding the tax charge and the restructuring charges noted above, third quarter 2009 operating results declined significantly from the third quarter of 2008. The key drivers for the decline in operating results at NMHG were a significant decline in volume for units and parts and unfavorable product sales mix, partially offset by lower material costs, favorable foreign currency movements, favorable pricing, lower warranty costs and benefits from cost containment actions.

o In light of the current difficult economic conditions, NACCO increased the capitalization of NMHG by making non-cash contributions of $2.4 million during the third quarter of 2009.

•	Hamilton Beach’s net income increased to $6.9 million in 2009 from $1.3 million in 2008. The increase resulted primarily from lower product costs, sales of higher-margin and higher-priced products and reduced freight costs, partially offset by a decline in volume.

•	Kitchen Collection’s net income increased to $0.3 million in 2009 from a net loss of $3.3 million in 2008 primarily due to improved gross margins at comparable stores.

•	North American Coal’s net income increased to $11.4 million in 2009 compared with $7.0 million in 2008 primarily due to lease bonus payments for leasing certain oil and gas mineral rights to a third party, partially offset by reduced operating results at Red River Mining Company and higher income tax expense.
     For the nine months ended September 30, 2009, NACCO reported a net loss of $11.4 million, or $1.38 per share, on revenues of $1.6 billion. This compared with a net loss of $9.4 million, or $1.14 per share, on revenues of $2.7 billion for the first nine months of 2008.
Consolidated Outlook for 2009
     Economic and market conditions continued to be weak in the third quarter of 2009, although some positive signs of limited recovery began to emerge. The forklift truck capital goods market in which NMHG participates continues to be in a significant global downturn that has resulted in an unprecedented decline in industry factory bookings in the Americas, Europe and Asia-Pacific, although the decline, specifically in the Americas, appears to have stabilized at very low levels. The consumer markets in which Hamilton Beach and Kitchen Collection participate are likely to continue to be weak during the fourth quarter of 2009 as consumers struggle with high unemployment rates and lower income levels. Changes in product positioning and product costs have been implemented at NMHG and Hamilton Beach to achieve more acceptable margin positions in the fourth quarter of 2009 despite anticipated lower market levels. While North American Coal’s lignite coal operations continue to be strong, customer power plant outages and temporarily challenging mining conditions are expected to result in lower deliveries in the fourth quarter. North American Coal also expects limerock production to be significantly lower due to an unfavorable legal ruling that set aside customers’ existing mining permits at most of the limerock mining operations and continued low demand for limerock due to the decline in the housing and construction markets in southern Florida. Limerock customers are expected to return to production under new permits, which are currently anticipated to be issued in early 2010.
     The Company continues to operate on the assumption that the economic environment will not improve significantly in the fourth quarter of 2009 or the first part of 2010. Aggressive cost containment actions and other programs put in place in late 2008 and during 2009 to help meet the challenges of 2009 have moderated the effect of the economic downturn in the first nine months of the year and are expected to affect results favorably in the fourth quarter of 2009. The Company will continue to focus on cost reductions during the fourth quarter of 2009.
     At NMHG, these cost containment actions will not overcome the effect of reduced volumes, and NMHG is expected to have a moderate loss in the fourth quarter of 2009. While the consumer businesses anticipate continued weak markets during the 2009 fourth-quarter holiday season, both Hamilton Beach and Kitchen Collection currently expect significantly improved fourth quarter results, compared with very weak 2008 results before charges for goodwill and intangible impairments. Kitchen Collection is expected to benefit significantly from the new Le Gourmet Chef® store format that is in place, improved merchandising and sustained improvements in logistics. North American Coal expects results in the fourth quarter of 2009, excluding the pending Red River Mining Company sale transaction, to be moderately lower than the fourth quarter of 2008.
     Overall, NACCO expects its subsidiaries to generate substantial cash flow before financing activities over the remainder of 2009 and for the full year. Currently, NACCO has substantial cash availability, which provides the Company with flexibility in capitalizing its subsidiaries.

Detailed Discussion of Results
NMHG – Third Quarter Results
     Due to the immateriality of the remaining Retail operations after the sale of the Australian Hyster® Retail dealerships, the Company has changed its discussion of NMHG to eliminate the separate Retail discussion and to discuss only consolidated NMHG information.
     NMHG reported a net loss of $22.4 million on revenues of $328.4 million for the third quarter of 2009 compared with a net loss of $20.1 million on revenues of $696.4 million for the third quarter of 2008.
     The third-quarter 2009 net loss includes a restructuring charge totaling $6.9 million before and after tax for NMHG’s Italian operations announced in early October 2009 and additional reduction-in-force programs. Included in the third-quarter 2008 net loss was $1.7 million, or $1.2 million net of taxes of $0.5 million, of restructuring charges, and additional costs of $0.9 million, or $0.6 million net of taxes of $0.3 million, related to the Irvine, Scotland restructuring program. In addition, the third-quarter 2008 net loss included a non-cash tax charge of $14.5 million against the accumulated deferred tax assets for NMHG’s Australian operations and for certain U.S. state taxing jurisdictions.
     Revenues decreased 53 percent in the third quarter of 2009 compared with the third quarter of 2008 primarily as a result of a decrease in units and parts volume in all geographic regions due to the economic downturn in each of these markets. Worldwide shipments in the third quarter of 2009 declined 55 percent to approximately 9,400 units from shipments of approximately 20,700 units in the third quarter of 2008. The effect of unfavorable foreign currency movements as the U.S. dollar strengthened against the British pound and Australian dollar and an unfavorable shift in sales mix to lower-priced lift trucks in the Americas and Europe also contributed to the decrease in revenues. The favorable effect of unit and parts price increases implemented in prior years in the Americas and Europe slightly offset those revenue decreases.
     Unit shipments were down significantly from the prior year but were down only moderately from unit shipments of approximately 9,900 in the second quarter of 2009. Parts sales also declined in the third quarter of 2009 compared with the previous year’s third quarter, but increased moderately over the second quarter of 2009. NMHG’s worldwide backlog increased slightly to approximately 13,200 units at September 30, 2009 from a low of approximately 12,300 units at June 30, 2009. Worldwide backlog was approximately 26,000 units at September 30, 2008.
     NMHG’s net loss, excluding the effect of the prior year tax charge and restructuring charges discussed previously, increased significantly in the third quarter of 2009 compared with the third quarter of 2008 primarily as a result of a decline in gross profit of $34.6 million, partially offset by $20.5 million pre-tax of favorable foreign currency movements and lower selling, general and administrative expenses. Gross profit declined mainly as a result of significantly reduced unit and parts volume, a shift in mix to sales of lower-margin units and an increase in manufacturing costs as less fixed costs were absorbed due to lower production volumes. These unfavorable items were partially offset by decreases in material costs totaling $20.7 million pre-tax, price increases implemented in prior periods, which resulted in benefits totaling $13.6 million pre-tax, and reduced warranty costs resulting from better claims experience and lower sales volumes. Selling, general and administrative expenses declined $5.2 million due to reduced workforce levels and other cost containment actions implemented in late 2008 and 2009. These favorable expense reductions were partially offset by an increase in product liability expense caused by the absence of a favorable adjustment taken in the prior year third quarter, as well as the absence of a favorable adjustment in the prior year to reduce the accrual for the 2008 incentive compensation plans.

     For the nine months ended September 30, 2009, NMHG reported a net loss of $44.0 million on revenues of $1.1 billion compared with a net loss of $10.2 million on revenues of $2.2 billion for the first nine months of 2008.
NMHG – Outlook
     Global market levels for units appear to have stabilized in 2009 at current low levels, especially in the Americas. Parts volumes also appear to be stabilizing around current levels. NMHG is not anticipating a market upturn of any significance in the last quarter of 2009. As a result, the company expects continued significantly lower levels in all lift truck markets, significantly lower unit shipment levels and a reduction in parts sales in the fourth quarter of 2009 compared with the fourth quarter of 2008. However, unit bookings and parts sales are expected to increase slightly in the fourth quarter of 2009 compared with the third quarter of 2009.
     NMHG has taken a number of steps in late 2008 and during 2009 to respond to the market outlook, and the company continues to resize the organization as market conditions warrant through restructurings and reductions-in-force. Early in October 2009, NMHG announced the closure of one of the company’s Italian facilities which is expected to be completed in early 2010. Estimated benefits from this restructuring program are approximately $3.1 million in 2010, approximately $3.5 million in 2011 and approximately $3.1 million in 2012 and annually thereafter. This program supplements the estimated benefits from the Irvine, Scotland restructuring program of approximately $2.5 million in the fourth quarter of 2009, approximately $15.6 million in 2010 and approximately $18 million thereafter. In addition, estimated benefits at the current reduced workforce levels from the reductions-in-force programs implemented over the last two years are approximately $11.8 million in the fourth quarter of 2009 and approximately $50 million on a current annualized basis, with approximately 75 percent of the benefits related to manufacturing operations. Additional actions taken include capital expenditure restraints, additional planned plant downtime, restrictions on spending and travel, suspension of incentive compensation and profit-sharing, wage freezes and salary and benefit reductions, all of which are expected to continue to reduce expenses in the fourth quarter of 2009 compared with 2008. NMHG is closely monitoring its operations and will make additional adjustments if necessary.
     NMHG is also actively monitoring commodity costs and other supply chain drivers to ensure timely implementation of reductions in pricing because material costs, specifically steel, fuel and freight, have moderated.
     NMHG’s warehouse truck and big truck product development programs, and its new electric-rider lift truck program, are progressing as planned. The new electric-rider lift truck program is expected to bring a full line of newly designed products to market. During the second quarter of 2009, NMHG introduced two series, the 1 to 2 ton three- and four-wheel electric trucks in Europe and the 2 to 3 ton four-wheel electric trucks in the Americas, which have been very well received. The company expects to introduce the 2 to 3 ton four-wheel electric trucks in Europe in the fourth quarter of 2009 and the remainder of the electric-rider lift truck series throughout 2010.
     NMHG is expected to operate at a loss for the 2009 full year. However, modest unit and parts volume improvements, benefits from new product introductions, benefits from restructuring programs, reduced material and product costs, as well as further general expense reductions, are anticipated in the fourth quarter, which are expected to lead to a moderate loss in the fourth quarter of 2009. Cash flow before financing activities is expected to improve further in the fourth quarter of 2009 primarily as a result of a reduction in working capital and low capital expenditures.
     Longer-term, NMHG has been reviewing ways to strengthen its Hyster® and Yale® dealer structure in North America. As a result of this review, NMHG has adjusted its policy to permit common ownership of dealers for its two brands, Hyster® and Yale®, in defined North American territories, under controlled conditions.

Hamilton Beach – Third Quarter Results
     Hamilton Beach reported net income of $6.9 million for the third quarter of 2009 on revenues of $118.9 million, compared with net income of $1.3 million for the third quarter of 2008 on revenues of $138.2 million.
     Hamilton Beach’s third-quarter 2009 revenues declined 14 percent compared with 2008 primarily due to reduced sales volumes as a result of lower consumer spending stemming from the weak global economy, coupled with reduced distribution to certain retailers.
     Despite a decrease in revenues, net income increased in the third quarter of 2009 compared with 2008 primarily from an increase in gross profit. Lower product costs resulting from the decline in commodity costs, sales of higher-margin and higher-priced products, lower freight costs and cost containment initiatives, partially offset by the decline in volume, were the primary factors for the improvement in gross profit over the prior year third quarter.
     For the nine months ended September 30, 2009, Hamilton Beach reported net income of $13.0 million on revenues of $320.3 million compared with net income of $0.8 million on revenues of $342.2 million for the nine months ended September 30, 2008.
Hamilton Beach – Outlook
     The economy and other consumer financial concerns are among factors creating an extremely uncertain and challenging retail environment, which has resulted in low retail expectations for the normally strong fourth-quarter holiday-selling season. Accordingly, Hamilton Beach anticipates revenues for the fourth quarter of 2009 to be lower than the fourth quarter of 2008.
     As a result of anticipated lower full year 2009 volumes, Hamilton Beach took aggressive cost containment actions in early 2009. These actions, along with initiatives to improve pricing and product positioning and initiatives to reduce product and transportation costs are expected to continue to affect results favorably in the fourth quarter of 2009, resulting in significantly improved fourth quarter 2009 net income compared with a very weak 2008 fourth quarter.
     Despite the challenging economic environment, Hamilton Beach is placing continued focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate levels of advertising. In addition, Hamilton Beach’s “Good Thinking®” consumer advertising campaign will commence during the fourth quarter of 2009, and will include two of the company’s most innovative products: the BrewStation® Coffeemaker and the Stay or Go® Slow Cooker. These products, as well as further new product introductions in the pipeline for 2010, are expected to affect revenues favorably.
     Overall, full-year 2009 net income and cash flow before financing activities are currently expected to improve significantly compared with very weak 2008 results before the goodwill impairment charge of $80.7 million pre-tax as a result of previously discussed actions, including suspended or reduced employee compensation and benefits. However, if the company’s markets, which currently appear to have stabilized, begin to deteriorate again, revenues and earnings could be adversely affected.
Kitchen Collection – Third Quarter Results
     Kitchen Collection reported net income of $0.3 million on revenues of $48.3 million for the third quarter of 2009 compared with a net loss of $3.3 million on revenues of $45.6 million for the third quarter of 2008.

     Kitchen Collection’s third quarter 2009 revenues increased six percent compared with the prior year primarily as a result of an increase in new store and comparable store sales at both Kitchen Collection® and Le Gourmet Chef®. Comparable store transactions and customer visits were up but the average sales transaction value was lower at the Kitchen Collection® stores as consumers continued to seek value brands and buy basic needs items in the current economy. However, the Le Gourmet Chef® stores had an increase in the average sales transaction value as a result of improvements in merchandising and fewer markdowns despite a decrease in comparable store transactions and customer visits.
     At September 30, 2009, Kitchen Collection® operated 211 stores, which included nine seasonal stores that were kept open after the 2008 holiday season, compared with 199 stores at September 30, 2008 and 202 stores at December 31, 2008. Le Gourmet Chef® operated 77 stores at September 30, 2009, down from 79 stores at September 30, 2008 and 83 stores at December 31, 2008.
     Kitchen Collection reported slightly better than breakeven earnings in the third quarter of 2009 compared with a large net loss in the third quarter of 2008. The improvement in results was primarily driven by fewer product markdowns and improvements in merchandise offered at both Kitchen Collection® and Le Gourmet Chef® stores. In the prior year, the Le Gourmet Chef® store format was substantially updated, including the products offered. This update required significant markdowns on discontinued products in 2008. Kitchen Collection’s third quarter 2009 results also benefited from lower product costs.
     For the nine months ended September 30, 2009, Kitchen Collection reported a net loss of $4.2 million on revenues of $128.6 million compared with a net loss of $10.2 million on revenues of $124.5 million for the first nine months of 2008.
Kitchen Collection – Outlook
     Uncertainties in the U.S. economy and consumer financial concerns are expected to continue to affect consumer traffic to outlet and traditional malls and negatively affect retail spending decisions in the fourth quarter of 2009. Nevertheless, Kitchen Collection expects an improved fourth-quarter holiday-selling season compared with 2008 due to the continued strength of Kitchen Collection® stores and the expectation of significantly improved margins at the Le Gourmet Chef® stores resulting from the conclusion of new product enhancement and store-merchandising programs. In addition, the opening of seasonal store locations during the holiday season, capital expenditure restraints and administrative cost control measures implemented in late 2008 and throughout 2009 are also expected to continue to improve results in the fourth quarter of 2009.
     Overall, Kitchen Collection expects that its current sales and merchandising programs and sustained improvements in logistics will lead to significantly improved fourth-quarter and full-year results compared with 2008 results before charges of $3.9 million pre-tax for goodwill and intangible impairment. Cash flow before financing activities is expected to be about breakeven in 2009 and significantly improved compared with 2008.
     Longer term, Kitchen Collection expects to deliver store growth in the Kitchen Collection® and Le Gourmet Chef® formats. However, with the exception of opening seasonal stores for the holiday season, the total number of Kitchen Collection® and Le Gourmet Chef® stores is not expected to increase in the fourth quarter of 2009.

North American Coal – Third Quarter Results
     North American Coal’s net income for the third quarter of 2009 was $11.4 million on revenues of $37.7 million compared with net income of $7.0 million on revenues of $39.0 million for the third quarter of 2008.
     North American Coal’s lignite coal and limerock deliveries for the third quarter of 2009 compared with the third quarter of 2008 are as follows:

	2009	2008
Lignite coal deliveries (tons)	(in millions)
Consolidated mines	2.1	2.1
Unconsolidated mines	6.9	6.8

Total lignite coal deliveries	9.0	8.9

Limerock deliveries (cubic yards)	0.8	4.6

     Revenues decreased in the third quarter of 2009 compared with the third quarter of 2008 primarily due to reduced deliveries at the limerock dragline mining operations resulting mainly from an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations and the continued decline in the southern Florida housing and construction markets. The company’s customers are currently appealing this ruling. The decrease in revenues was partially offset by contractual price escalation and increased coal deliveries at the Mississippi Lignite Mining Company.
     The increase in the 2009 third quarter net income compared with the 2008 third quarter was primarily attributable to the receipt of lease bonus payments of $7.1 million pre-tax for leasing certain oil and gas mineral rights controlled by North American Coal to a third party. Increased earnings of unconsolidated mines mainly due to contractual price escalation and improved results at the limerock dragline mining operations primarily due to the new cost reimbursable management fee contracts also contributed to the increase in net income. These increases were partially offset by reduced operating results at the Red River Mining Company as a result of difficult mining conditions and an increase in income tax expense resulting from a shift in the mix of pre-tax income to entities with higher income tax rates.
     For the nine months ended September 30, 2009, North American Coal’s net income was $29.3 million on revenues of $110.4 million, compared with net income of $17.2 million on revenues of $104.4 million for the first nine months of 2008.
North American Coal – Outlook
     Overall, North American Coal expects full year 2009 net income to improve in comparison with 2008, although results in the fourth quarter of 2009, excluding the pending Red River Mining Company sale transaction, are expected to be lower than the fourth quarter of 2008. In addition, full year cash flow before financing activities and before the effect of the pending Red River Mining Company transaction is expected to increase.
     Tons delivered by the lignite coal mines are expected to decrease in the fourth quarter of 2009 compared with 2008 as a result of inclement October weather conditions and an increase in customer power plant outage days. In addition, contractual price escalation is not expected to affect fourth-quarter results as favorably in 2009 as it did in 2008 because of recent declines in commodity costs. An increase in income tax expense resulting from a shift in the mix of pre-tax income toward entities with higher income tax rates is also expected to continue to unfavorably affect fourth quarter results.

     Limerock customer projections for the 2009 fourth-quarter deliveries continue to be down compared with the prior year. For limerock mining operations within the lake belt region of Florida, production will be significantly reduced due to an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations. Customers are expected to return to production under new permits that are currently anticipated to be issued in early 2010. The company has mitigated its financial exposure to these limerock operations by entering into new cost reimbursable management fee contracts with the majority of its customers. Customer projections for deliveries from limerock mining operations outside of the lake belt region reflect the continued decline in the southern Florida housing and construction markets. Early in the third quarter of 2009, North American Coal entered into a new limerock mining services contract for a quarry outside of the region covered by the legal ruling which calls for deliveries of approximately 1.0 million cubic yards annually once the market improves, which will then allow the quarry to reach full capacity. North American Coal commenced limerock mining at this quarry during the third quarter of 2009.
     In April 2009, North American Coal entered into an agreement to sell the assets of the Red River Mining Company in Louisiana to its customer for approximately $42 million in cash, subject to closing adjustments. The sale of the mine, which is subject to customary closing conditions, including regulatory approval, is expected to generate a substantial gain and enhance cash flow when the transaction is completed in late 2009.
     The company has a number of new project opportunities for which it expects to continue to incur additional expenses in the fourth quarter of 2009. In the second quarter of 2009, North American Coal entered into a new contract mining services agreement to provide approximately 300,000 to 400,000 tons of lignite coal annually to a new customer, with initial deliveries expected to commence in 2010. In addition, in the third quarter of 2009, North American Coal entered into a new contract mining services agreement to provide approximately 650,000 tons of lignite coal annually to a customer that currently purchases lignite coal from The Sabine Mining Company, with initial deliveries expected to commence in 2013. The company is also continuing to pursue other contract mining opportunities. The company continues to seek permitting at its Otter Creek Reserve in North Dakota in preparation for the expected construction of a new mine. In addition, the company is working on a project with Mississippi Power to provide lignite coal to a new coal gasification Integrated Gasification Combined Cycle power plant in Mississippi. North American Coal is also pursuing a new mine in Texas and anticipates that it will sign an agreement for this mine in the fourth quarter of 2009.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is hopeful that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, November 5, 2009 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0879 (Toll Free) or (617) 213-4856 (International), Pass code: 64872045, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 12, 2009. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
     For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NMHG’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal and state regulation, including health, safety or environmental legislation, (15) the ability of NMHG and its dealers and suppliers to access credit in the current economic environment and (16) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (12) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability of Kitchen Collection to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including the resumption of Florida limerock mining, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) consummation of the sale of the Red River Mining Company, (7) changes in U.S. regulatory requirements, including changes in power plant emission regulations, (8) changes in the power industry that would affect demand for North American Coal’s reserves and (9) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity.
About NACCO
       NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(In millions, except per share data)
Total revenues	$532.6	$917.8	$1,636.4	$2,730.9
Cost of sales	438.3	813.8	1,363.2	2,372.7

Gross profit	94.3	104.0	273.2	358.2

Earnings of unconsolidated mines	10.5	9.7	30.8	27.6

Operating expenses
Selling, general and administrative expenses	94.7	109.2	281.1	353.1
Restructuring charges	6.9	1.7	9.1	3.1
Gain on sale of assets	(6.0)	(0.3)	(8.2)	(0.5)

	95.6	110.6	282.0	355.7

Operating profit	9.2	3.1	22.0	30.1
Other income (expense)	(7.7)	(7.0)	(22.8)	(22.8)

Income (loss) before income taxes	1.5	(3.9)	(0.8)	7.3
Income tax provision	5.5	13.2	10.9	16.4

Net loss	(4.0)	(17.1)	(11.7)	(9.1)
Net (income) loss attributable to noncontrolling interest	0.1	(0.2)	0.3	(0.3)

Net loss attributable to stockholders	$(3.9)	$(17.3)	$(11.4)	$(9.4)

Basic and diluted loss per share	$(0.47)	$(2.09)	$(1.38)	$(1.14)

Cash dividends per share	$0.5175	$0.5150	$1.5500	$1.5300

Basic and diluted weighted average shares outstanding	8.291	8.283	8.289	8.279
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
		(In millions)
Revenues
NACCO Materials Handling Group	$328.4	$696.4	$1,079.5	$2,162.8
Hamilton Beach	118.9	138.2	320.3	342.2
Kitchen Collection	48.3	45.6	128.6	124.5
North American Coal	37.7	39.0	110.4	104.4
NACCO and Other	—	—	—	—
Eliminations	(0.7)	(1.4)	(2.4)	(3.0)

Total	$532.6	$917.8	$1,636.4	$2,730.9

Operating profit (loss)
NACCO Materials Handling Group	$(20.4)	$(5.6)	$(34.7)	$14.8
Hamilton Beach	13.5	4.0	27.7	8.0
Kitchen Collection	0.6	(4.8)	(6.3)	(15.6)
North American Coal	16.9	9.3	39.2	23.7
NACCO and Other	(1.4)	0.2	(4.0)	(0.8)
Eliminations	—	—	0.1	—

Total	$9.2	$3.1	$22.0	$30.1

Net income (loss) attributable to stockholders
NACCO Materials Handling Group	$(22.4)	$(20.1)	$(44.0)	$(10.2)
Hamilton Beach	6.9	1.3	13.0	0.8
Kitchen Collection	0.3	(3.3)	(4.2)	(10.2)
North American Coal	11.4	7.0	29.3	17.2
NACCO and Other	(1.5)	0.8	(4.4)	0.6
Eliminations	1.4	(3.0)	(1.1)	(7.6)

Total	$(3.9)	$(17.3)	$(11.4)	$(9.4)

(All amounts are subject to annual audit by our independent registered public accounting firm.)